Exhibit 99.1
NEWS
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON REPORTS RECORD THIRD QUARTER AND NINE MONTH RESULTS

Pitman, New Jersey - - November 6, 2006 - - K-Tron International, Inc. (NASDAQ-KTII) today reported record revenues, net income and earnings per share for the third quarter and first nine months of 2006. Third quarter 2006 net income was $2.738 million, 37.6 percent higher than the $1.990 million reported in the third quarter of 2005, on a 13.3 percent increase in year-over-year third quarter revenues from $30.80 million to $34.89 million. Earnings per share (diluted) rose 32.9 percent to $0.97 from $0.73 per share (diluted) in the same period last year.

For the first nine months of 2006, K-Tron reported net income of $8.411 million, earnings per share of $3.01 (diluted) and revenues of $103.76 million compared to net income of $5.549 million, EPS of $2.05 (diluted) and revenues of $89.58 million for the same period in 2005. The percentage increases versus the first nine months of the prior year were 51.6 percent with respect to net income, 46.8 percent for EPS and 15.8 percent for revenues.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the first nine months of 2005 were applied to the same period of 2006, the Company’s revenues would have increased approximately 16.7 percent instead of 15.8 percent, primarily due to a stronger U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s first quarter compared to the same period last year. In the third quarter of this year, compared to the same period in 2005, the U.S. dollar was weaker against many of the same foreign currencies, and the Company’s revenues would have increased approximately 12.1 percent instead of 13.3 percent using the average foreign currency exchange rates for the third quarter of 2005.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron posted the best third quarter and first nine month results in its history, with revenues, net income and earnings per share all setting records for both periods. These records, and in particular the increases versus 2005, were primarily due to the contribution from our Gundlach business that we acquired in early March of this year, improved margins in our process business line overseas and stronger business conditions and increased spending by our customers in the Americas. Overall order levels have been very good this year, with especially strong bookings in the overseas part of our process business line. Reflecting this, our backlog was at an historical high of $42.5 million at the end of the third quarter, including two large orders (approximately $9.45 million), previously disclosed, one of which will be shipped in the fourth quarter of this year and the other of which should be recorded as a sale in the first quarter of next year.”

Mr. Cloues pointed out that K-Tron’s third quarter results and backlog do not include the benefit of any contribution from the acquisition of Premier Pneumatics, Inc. on October 5, 2006, since that business was acquired after the end of the third quarter.

Mr. Cloues also highlighted an increase in cash and a reduction in debt during the third quarter, noting that total debt declined by $0.88 million to $14.61 million while cash grew by $4.25 million to $13.58 million. As a result, net debt (debt minus cash) decreased during the third quarter by $5.13 million to $1.03 million.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.

* * * * *

(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
Revenues	$34,886	$30,803	$103,761	$89,579
Operating income	$4,324	$3,422	$13,376	$9,455
Interest (expense)	(153)	(281)	(519)	(803)
Income before income taxes	4,171	3,141	12,857	8,652
Income taxes	1,433	1,151	4,446	3,103
Net income	$2,738	$1,990	$8,411	$5,549
Basic earnings per share	$1.05	$0.77	$3.24	$2.18
Diluted earnings per share	$0.97	$0.73	$3.01	$2.05
Weighted average number of common shares outstanding (basic)	2,612,000	2,569,000	2,595,000	2,551,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,820,000	2,736,000	2,793,000	2,708,000